SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                        BEDFORD PROPERTY INVESTORS, INC.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)
                                ________________
________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

      2.    Aggregate number of securities to which transaction applies:

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      3.    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------

      4.    Proposed maximum aggregate value transaction:

            --------------------------------------------------------------------

      5.    Total fee paid:

            --------------------------------------------------------------------

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

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      2.    Form, Schedule or Registration Statement No.:

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      3.    Filing Party:

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      4.    Date Filed:

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

Dear Stockholder:

The directors and officers join me in extending to you a cordial invitation to attend our annual meeting of stockholders. This meeting will be held on Thursday, May 18, 2000 at 1:00 p.m. at the Soda Activity Center at St. Mary's College, 1928 St. Mary's Road, Moraga, California. There is a map to St. Mary's College on the last page of this proxy.

Enclosed please find the Notice of Meeting, Proxy Statement and Proxy Card. At this Meeting we are seeking to elect five directors, all of whom will be elected by the Stockholders, voting as a single class. Stockholders will also be asked to ratify the appointment of KPMG LLP as the Company's independent public accountants for the upcoming year.

Your management and Board of Directors unanimously recommend that you vote FOR all nominees for directors and FOR the other proposal.

Please take time to review and vote on each proposal. Your vote is important. Please remember to return your Proxy Card or to vote by Internet or telephone voting.

I hope to see you at the Annual Meeting.

Very truly yours,

Peter B. Bedford
Chairman of the Board and Chief Executive Officer

                        BEDFORD PROPERTY INVESTORS, INC.
                              270 Lafayette Circle
                               Lafayette, CA 94549

                                   -----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 18, 2000

                                   -----------

TO THE STOCKHOLDERS:

      The Annual Meeting of Stockholders of Bedford Property Investors, Inc., a Maryland corporation (the "Company"), will be held at the Soda Activity Center at St. Mary's College, 1928 St. Mary's Road, Moraga, California, on Thursday, May 18, 2000 at 1:00 p.m. local time, to consider the following proposals:

      1. Election by the holders of Common Stock of five directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

      2. To ratify the appointment by the Board of Directors of the Company's independent public accountants for the year ending December 31, 2000; and

      3. To transact such other business as may properly come before the meeting.

      Only stockholders of record at the close of business on March 31, 2000 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

      STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. THE PRESENCE AT THE MEETING, IN PERSON OR BY PROXY, OF STOCK HOLDERS ENTITLED TO CAST A MAJORITY OF ALL THE VOTES ENTITLED TO BE CAST AT THE MEETING SHALL CONSTITUTE A QUORUM. THIS PROXY STATEMENT IS ACCOMPANIED BY A PROXY CARD. IF YOU CANNOT ATTEND THE MEETING, PLEASE (1) COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, OR (2) CALL THE 800 TOLL-FREE NUMBER LISTED ON THE PROXY CARD, OR (3) VOTE VIA THE INTERNET AS INDICATED ON THE PROXY CARD.

                                        By Order of the Board of Directors

                                        DENNIS KLIMMEK
                                        Secretary

April 10, 2000
Lafayette, California

                        BEDFORD PROPERTY INVESTORS, INC.
                              270 Lafayette Circle
                               Lafayette, CA 94549

                                   -----------

                                 PROXY STATEMENT

                                   -----------

                                  May 18, 2000
                         Annual Meeting of Stockholders
                                  INTRODUCTION

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors" or the "Board") of Bedford Property Investors, Inc., a Maryland corporation (the "Company"), of proxies from the holders (the "Common Stockholders") of the Company's issued and outstanding shares of Common Stock, par value $.02 per share (the "Common Stock"), to be exercised at the Annual Meeting of Stockholders to be held on Thursday, May 18, 2000 at 1:00 p.m., local time, and at any adjournment(s) or postponement(s) of such meeting (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

      The purpose of the Annual Meeting is to consider and act upon the following proposals:

      1. Election by the holders of Common Stock of five directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

      2. To ratify the appointment by the Board of Directors of the Company's independent public accountants for the year ending December 31, 2000; and

      3. To transact such other business as may properly be brought before the Annual Meeting.

      This Proxy Statement and the enclosed Proxy Card are being mailed to the Common Stockholders on or about April 10, 2000.

      The holders of record of the shares of Common Stock at the close of business on March 31, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting in relation to proposals 1 and 2, above, on which they will vote as a class. At the close of business on the Record Date, 18,620,056 shares of Common Stock were outstanding (the "Outstanding Stock"), each of which is entitled to cast one vote.

      The presence at the Annual Meeting, in person or by proxy, of Common Stockholders holding shares entitled to cast a majority for each proposal of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (i.e., votes not cast by a broker or other record holder in "street" or nominee name solely because such record holder does not have discretionary authority to vote on the matter) will be counted toward the presence of a quorum. The directors (Proposal 1) will be elected by a plurality of all the votes cast at the Annual Meeting. Accordingly, abstentions as to the election of directors will not affect the election of the candidates receiving the plurality of votes. The affirmative vote of a majority of all the votes cast by holders of Common Stock is necessary for ratification of the appointment of independent public accountants for the fiscal year ending December 31, 2000 (Proposal 2). Abstentions as to this proposal will not be counted as votes cast and will have no effect on the result of the vote on this proposal.

      Under the Maryland General Corporation Law ("MGCL"), holders of shares of Outstanding Stock will not be entitled to appraisal rights with respect to such shares with respect to any of the proposals.

         All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers and directors of the Company may also solicit proxies by mail, telephone, facsimile or in person. Additionally, the Company may retain the services of a professional proxy solicitation firm to assist in the solicitation of proxies, at a cost of approximately $5,000 plus expenses, which would be borne by the Company.

      This proxy statement is accompanied by a proxy card for use by the Common Stockholders. The shares of Common Stock represented by properly executed proxy cards will be voted at the Annual Meeting as indicated or, if no instruction is given, in favor of proposals 1 and 2. The Company does not presently know of any other business which may come before the Annual Meeting. Any person giving a proxy has the right to revoke it at any time before it is exercised (a) by filing with the Secretary of the Company a duly signed revocation or proxy bearing a later date or (b) by voting in person at the Annual Meeting.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

      The Company's Board of Directors is currently composed of six members with the death of Director Tom Eastman. Claude Ballard is retiring as a director, and the Board has approved reducing the number of directors to five pursuant to the Company's Bylaws. Accordingly, the Common Stockholders, voting as a class, have the right to elect all five members to the Board of Directors to serve until the next annual meeting of Common Stockholders and until their respective successors are duly elected and qualified.

      The Board of Directors has nominated the five individuals listed below to serve as directors of the Company. Management knows of no reason why any of these nominees would be unable or unwilling to serve, but if any nominee should be unable or unwilling to serve, the proxies will be voted for the election of such other persons for the office of director as management may recommend in the place of such nominee.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMMON STOCKHOLDERS VOTE "FOR" THE FIVE NOMINEES LISTED BELOW.


Name                       Age          Business Experience During Past Five Years                   Director Since
----                       ---          ------------------------------------------                   --------------
Peter B. Bedford           62        Mr. Bedford has been Chairman of the Board since                    1991
                                     May 1992 and Chief Executive Officer since
                                     November 1992. Mr. Bedford has been engaged in the
                                     commercial real estate business, primarily in the
                                     Western United States, for over 36 years and has been
                                     responsible for the acquisition, ownership, development
                                     and management of an aggregate of approximately
                                     19 million square feet of industrial, office and retail
                                     properties, as well as land, in 14 states. Mr. Bedford
                                     serves on the board of directors of Bixby Ranch
                                     Company, a real estate investment company; eVAULT, a
                                     data storage company; and First American Title
                                     Guarantee Co., a title insurance company. Mr. Bedford
                                     is the recipient of numerous awards recognizing his
                                     contributions to the real estate industry and serves as
                                     a governor of the Urban Land Foundation and an overseer
                                     of the Hoover Institution. His previous experience also
                                     includes serving as Vice Chairman of the National
                                     Realty Committee and of the Hoover Institution and as
                                     Chairman of the Real Estate Advisory Board of the
                                     Wharton School of Business. Mr. Bedford received his
                                     B.A. in Economics from Stanford University.
Anthony Downs              69        Mr. Downs is a Senior Fellow at The Brookings                       1992
                                     Institution, a non-profit policy research organization.
                                     Mr. Downs serves on the Board of Directors of each
                                     General Growth Properties, Inc., a REIT; Massachusetts
                                     Mutual Life Insurance Co.; the Urban Institute; the
                                     NAACP Legal and Educational Defense Fund, Inc.; the
                                     National Housing Partnership Foundation, a developer of
                                     low-income housing; the Urban Land Institute;
                                     Counselors of Real Estate; and Penton Media, Inc.
                                     Mr. Downs received a B.A. in International Relations
                                     and Political Theory from Carleton College and an M.A.
                                     and Ph.D. in Economics from Stanford University.


Anthony M. Frank           68        Mr. Frank served as Postmaster General of the United                1992
                                     States from 1988 to 1992 and as Chairman and Chief
                                     Executive Officer of First Nationwide Bank from 1971 to
                                     1988. Prior to that time, he was Chairman of the
                                     Federal Home Loan Bank of San Francisco, Chairman of
                                     the California Housing Finance Agency, Chairman of
                                     Independent Bancorp of Arizona, and the first Chairman
                                     of the Federal Home Loan Mortgage Corporation Advisory
                                     Board. Currently, he is Chairman of Acrogen, Inc., a
                                     biotechnology company; Chairman of Belvedere Capital
                                     Partners; and serves on the Board of Directors of
                                     Crescent Real Estate Equities, a REIT; Charles Schwab &
                                     Co., a brokerage firm; Temple-Inland, Inc., a forest
                                     products company; General American Investors
                                     Company, Inc., a publicly-traded closed-end investment
                                     fund; and Cotelligent, Inc., an information technology
                                     services company. Mr. Frank received a B.A. from
                                     Dartmouth College and an M.B.A. from the Tuck School of
                                     Business at Dartmouth.
Thomas H. Nolan, Jr.       42        Mr. Nolan is a Managing Director of AEW Capital                     1995
                                     Management, L.P. (AEW), a national real estate
                                     investment adviser. Mr. Nolan joined AEW in 1984.
                                     Mr. Nolan's responsibilities include the oversight of
                                     investments made by certain partnerships managed by
                                     AEW. In that capacity he serves on a number of Boards
                                     of private companies and has formerly served on the
                                     Board of Directors of Crocker Trust, Inc., a REIT, and
                                     the Partnership Committee of the Taubman Realty Group
                                     L.P. Mr. Nolan earned a B.B.A. in Business
                                     Administration from the University of Massachusetts.
Martin I. Zankel, Esq.     66        Mr. Zankel has been a Director of the Company since                 1992
                                     May 1992. He is Senior Principal in the law firm of
                                     Bartko, Zankel, Tarrant & Miller. In addition,
                                     Mr. Zankel has more than 35 years experience as a real
                                     estate investor and developer, including President of
                                     Independent Holdings, Inc., a real estate development
                                     company; Chairman of the Board and Chief Executive
                                     Officer of Landsing Pacific Fund, Inc., a REIT (ASE);
                                     and Managing Member of ZORO, LLC, a developer of San
                                     Francisco multimedia real estate facilities. Mr. Zankel
                                     is the Chairman of the Board of trustees of the
                                     Berkeley Repertory Theater. He received a B.S. in
                                     Economics from the Wharton School of Commerce and
                                     Finance at the University of Pennsylvania and a J.D.
                                     from the Hastings College of the Law at the University
                                     of California in San Francisco.

Compensation of Directors

      Members of the Board of Directors who are not employees of the Company are currently paid an annual retainer fee of $17,500 and an additional fee of $2,500 for each Board meeting attended. Any non-employee Director attending in person a duly constituted meeting of a committee of the Board of Directors of which such Director is a member receives, in addition to any other fees to which he may be entitled, a separate meeting attendance fee equal to $2,500 for his or her attendance in person at any such committee meeting not held on the same day, the day preceding or the day following a regular or special meeting of the Board of Directors. Any non-employee member of the Board of Directors who participates in a regular or special meeting of the Board of Directors by conference telephone or similar communications equipment receives $600 for each such meeting. Non-employee Directors are reimbursed for out-of-pocket expenses in connection with attendance at meetings. If a non-employee member of the Board of Directors travels to conduct a site inspection of a property to be acquired by the Company, such Director is paid $1,000 per day and reimbursed for related travel expenses. Non-employee Directors receive no other cash compensation for their services on behalf of the Company. Pursuant to the Company's Amended and Restated 1992 Directors' Stock Option Plan, all Directors (whether or not employed by the Company) receive annual grants of 10,000 stock options and newly elected members receive 25,000 stock options.

Committees and Meetings of the Board of Directors

      The Board of Directors held four regular meetings and no special meetings during 1999. Each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of which he was a member during the last year except for Mr. Frank who missed two of the regular meetings while hospitalized and recovering from a serious accident.

      The Company has an Audit Committee which consists of Messrs. Ballard (Chairman), Downs, Frank and Nolan. The Audit Committee reviews the internal control of the Company and reviews the services performed and to be performed by the independent auditors of the Company during the year. The members of the Audit Committee also meet regularly with the independent auditors to review the scope and results of the annual audit. The Audit Committee met twice during 1999.

      The Company also has a Compensation Committee which consists of Messrs. Zankel (Chairman), Ballard and Frank. The Compensation Committee is responsible for the administration of the Amended and Restated Employee Stock Option Plan (the "Employee Plan"). The Compensation Committee met once during 1999.

      The Company also has a Nominating Committee which consists of Messrs. Bedford (Chairman), Downs and Frank. The Nominating Committee is responsible for submitting nominations for the directors, elections for whom are held at the annual meeting of Stockholders. The Nominating Committee does not consider nominees proposed by Stockholders. The Nominating Committee met once during 1999.

      The Company also has an Exploratory Committee which consists of Messrs. Zankel (Chairman), Ballard, Bedford and Downs. The Exploratory Committee is responsible for evaluating strategic alternatives. The Exploratory Committee met once in 1999.

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee during 1999 were Messrs. Zankel, Ballard and Frank. None of these individuals were officers or employees of the Company at any time during the year ended December 31, 1999, nor have any of these individuals ever been an officer of the Company or any of its subsidiaries. In addition, none of the executive officers of the Company served on the compensation committee of another entity or as a director of an entity which employs any of the members of the Compensation Committee.

      Martin I. Zankel, a director of the Company, and his associates provided legal services to the Company for which his firm was paid, in the aggregate, $7,876 in 1999.

                                   PROPOSAL 2
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

      KPMG LLP, Certified Public Accountants, served as independent accountants of the Company for the fiscal year ended December 31, 1999. The Board of Directors, acting upon the recommendation of its audit committee, has appointed KPMG LLP to audit the financial statements of the Company for the fiscal year ending December 31, 2000. A representative of KPMG LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions from the Common Stockholders.

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMMON STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY.

                    INFORMATION REGARDING EXECUTIVE OFFICERS

Executive Officers of the Company

         The following persons serve as executive officers of the Company:


Name                       Age          Business Experience During Past Five Years                  Officer Since
----                       ---          ------------------------------------------                  --------------
Peter B. Bedford           62       Mr. Bedford has been Chairman of the Board since                     1992
                                    May 1992 and Chief Executive Officer since
                                    November 1992. Mr. Bedford has been engaged in the
                                    commercial real estate business, primarily in the
                                    Western United States, for over 36 years and has been
                                    responsible for the acquisition, ownership, development
                                    and management of an aggregate of approximately
                                    19 million square feet of industrial, office and retail
                                    properties, as well as land in 14 states. Mr. Bedford
                                    serves on the board of directors of Bixby Ranch
                                    Company, a real estate investment company, eVAULT, a
                                    data storage company, and First American Title
                                    Guarantee Co., a title insurance company. Mr. Bedford
                                    is the recipient of numerous awards recognizing his
                                    contributions to the real estate industry and serves as
                                    a governor of the Urban Land Foundation and an overseer
                                    of the Hoover Institution. His previous experience also
                                    includes serving as Vice Chairman of the National
                                    Realty Committee and of the Hoover Institution and as
                                    Chairman of the Real Estate Advisory Board of the
                                    Wharton School of Business. Mr. Bedford received his
                                    B.A. in Economics from Stanford University.
James R. Moore             59       Mr. Moore has been Executive Vice President and Chief                1995
                                    Operating Officer since January 1998 and joined the
                                    Company in September 1995. From September 1995 to
                                    June 1997, Mr. Moore was Vice President of
                                    Property/Asset Management. From June 1997 to
                                    January 1998, Mr. Moore was Senior Vice President of
                                    Property/Asset Management. From 1983 to 1994, he was
                                    Managing Director of Cushman and Wakefield, an
                                    international commercial real estate services firm.
                                    Mr. Moore was also a branch manager and commercial real
                                    estate broker at Cushman and Wakefield. He has served
                                    on the Board of Trustees of The Lindsay Museum since
                                    1984. Mr. Moore has the CCIM designation and has
                                    lectured at the University of San Francisco and San
                                    Francisco State University. He received a B.A. in
                                    History from the University of California at Berkeley,
                                    an M.B.A. from the University of San Francisco and a
                                    Doctorate in Business Administration Degree from Golden
                                    Gate University.
Hanh Kihara                52       Ms. Kihara has been Senior Vice President and Chief                  1993
                                    Financial Officer of the Company since January 1999.
                                    From May 1993 to January 1999, Ms. Kihara served as
                                    Vice President and Controller of the Company. Prior to
                                    joining the Company, she was Controller and Assistant
                                    Controller of Bedford Properties Holdings, Ltd a
                                    company wholly owned by Mr. Bedford (BPHL), from 1990
                                    to 1993. From 1986 to 1990, Ms. Kihara was a Manager at
                                    Armstrong, Gilmour and Associates, a certified public
                                    accounting firm. Ms. Kihara has been a certified public
                                    accountant since 1989. Ms. Kihara received a B.S. in
                                    Administration and Accounting from California State
                                    University of Hayward.


Dennis Klimmek             55       Mr. Klimmek has been Secretary since January 1998 and                1997
                                    General Counsel since December 1998 of the Company and
                                    Bedford Acquisitions, Inc., a California corporation
                                    wholly-owned by Mr. Bedford. From October 1997, Mr.
                                    Klimmek served as a Senior Vice President of the
                                    Company and Bedford Acquisitions, Inc. From 1992 to
                                    1997, Mr. Klimmek served as Vice President and General
                                    Counsel of Kemper Real Estate Management Company and
                                    its affiliates, a real estate development and
                                    management company. From 1986 to 1992, he was Vice
                                    President and General Counsel of BPHL. Mr. Klimmek has
                                    been a member of the California Bar since 1974. He
                                    received a B.S. in Business Administration/Economics
                                    from Pepperdine University, a M.S. in Engineering from
                                    the University of Southern California and a J.D. from
                                    Loyola University.
Anne L. Hoffman            47       Ms. Hoffman has been Senior Vice President, Development              1998
                                    of the Company and Bedford Acquisition, Inc. since
                                    March 1998. Ms. Hoffman has personally managed the
                                    development of over 1.5 million square feet of suburban
                                    office, R&D, warehouse and service buildings. In the
                                    four years immediate prior to joining the Company,
                                    Ms. Hoffman was the principal of a real estate
                                    consulting practice providing a variety of services to
                                    corporate and developer clients such as Catellus, The
                                    Martin Group, Chevron, Ryerson Steel, and Vintage
                                    Properties. From 1992 to 1994, Ms. Hoffman was Vice
                                    President of Sales and Marketing for HQ Network System,
                                    the franchise organization for HQ Business Centers.
                                    From 1984 to 1991 Ms. Hoffman was a Partner and Project
                                    Manager for the Philadelphia based Rouse & Associates.

Compensation of Named Executive Officers

      The following table sets forth information regarding compensation paid by the Company for services rendered during the past three fiscal years for (i) the Chief Executive Officer, (ii) the two next most highly compensated executive officers of the Company who were employed by the Company as of December 31, 1999, and (iii) the two most highly compensated executive officers of Bedford Acquisition, Inc. who were employed by Bedford Acquisition, Inc. as of December 31, 1999 (collectively, the "Named Executive Officers").

                           Summary Compensation Table

                                                  Annual Compensation                    Long-Term Compensation
                                                  -------------------                ----------------------------
                                                                                      Restricted                          All Other
                                                     Salary           Bonus          Stock Awards        Options        Compensation
Name and Principal Position               Year         ($)             ($)               ($)               (#)             ($)(1)
---------------------------               ----       -------        ----------       ------------      ----------       ------------
Peter B. Bedford                          1999       175,000        150,000(2)         398,578(3)       10,000(4)          14,190
Chief Executive Officer                   1998       154,500         50,000(2)         292,500(3)       10,000(4)           8,190
                                                                                                       100,000(5)
                                                                                                        10,000(4)
                                          1997       150,000        100,000(2)         150,938(3)       75,000(5)           6,840

James R. Moore                            1999       175,000        100,000(6)         398,578(3)              --          14,190
Executive Vice President and Chief        1998       151,875        100,000(6)         121,875(3)       75,000(5)           8,190
Operating Officer                         1997       150,000        100,000(6)         100,625(3)       30,000(5)           3,240

Hanh Kihara                               1999       150,000            65,000         290,972(3)              --          14,190
Senior Vice President and Chief           1998        96,500            40,000          97,500(3)       25,000(5)           1,590
Financial Officer                         1997        82,500            40,000          60,375(3)       20,000(5)           1,590

Dennis Klimmek(7)                         1999       150,000           150,000         318,891(3)              --          14,190
Senior Vice President, General            1998       151,500           100,000          97,500(3)       50,000(5)           8,190
Counsel and Secretary                     1997        37,500            25,000         164,531(3)       60,000(5)           1,673

Anne L. Hoffman(8)                        1999       150,000           150,000         271,050(3)              --          11,790
Senior Vice President,                    1998       120,250           150,000          97,500(3)       25,000(5)           4,893
Development


----------

(1) Includes auto allowance (in an aggregate amount of $30,600 for 1999, $23,125 for 1998, and $8,550 for 1997), premiums paid by the Company for term life insurance (in an aggregate amount of $450 for 1999, $428 for 1998, and $293 for 1997) and matching contributions under the Company's 401(k) Plan (in an aggregate amount of $37,500 for 1999, $7,500 for 1998, and $4,500 for 1997).

(2) 30% of Mr. Bedford's 1999 bonus and 50% of Mr. Bedford's 1997 bonus were paid by Bedford Acquisitions, Inc., a California corporation wholly-owned by Mr. Bedford. See "Certain Relationships and Related Transactions Funding of Acquisitions and Financing Costs."

(3) All restricted stock granted in 1997 and 1998, except for the restricted stock granted to Mr. Klimmek under the terms of his employment agreement, will fully vest five (5) years from the date granted. In the case of restricted stock granted to Mr. Klimmek 20% of the restricted stock vests annually from the date granted. Restricted stock granted in 1999 vests 13% each anniversary of the date of grant, with the remaining 48% vesting on the fifth anniversary of the grant. The aggregate restricted stock held by the Named Executive Officers as of December 31, 1999 and the aggregate cash value of those shares based on the closing price of the common stock on the date of grant were as follows: Mr. Bedford 46,000 shares/$842,016; Mr. Moore 34,750 shares/$621,078; Ms. Kihara 25,050 shares/$448,847; Mr.
      Klimmek 31,000 shares/$580,922; and Ms. Hoffman 20,800 shares/$368,550.
      The Named Executive Officers are paid dividends on their holdings of restricted stock.

(4)   Represents stock options granted pursuant to the Director Plan.

(5)   Represents stock options granted pursuant to the Employee Plan.

(6) 50% of Mr. Moore's 1999, 1998, and 1997 bonuses were paid by Bedford Acquisitions, Inc., a California corporation wholly-owned by Mr. Bedford.

(7) Mr. Klimmek commenced employment with the Company and Bedford Acquisitions, Inc., a California corporation wholly-owned by Mr. Bedford, in October 1997.

(8) Ms. Hoffman commenced employment with the Company and Bedford Acquisitions, Inc., a California corporation wholly-owned by Mr. Bedford, in March 1998.

Option Grants

      The following table sets forth certain information concerning options granted during 1999 to the Named Executive Officers.

                                                                                                     Potential Realizable Value at
                                                                                                     Assumed Annual Rates of Stock
                                            Option Grants in 1999                                    Price Appreciation For Option
                                              Individual Grants                                                 Term(3)
                            ------------------------------------------------------                   -----------------------------
                            Number of Securities    Percent of Total
                                 Underlying        Options Granted to    Exercise
                              Options Granted      Employees in Fiscal     Price        Expiration             5%             10%
Name                                (#)                   Year             ($/sh)          Date               ($)             ($)
----                        --------------------   -------------------   ---------      ----------         ---------       ---------
Peter B. Bedford........           10,000 (1)                      N/A       $17.72       11/13/2009        $111,432        $282,391
James R. Moore..........             --   (2)                       --           --               --           --              --
Hanh Kihara.............             --   (2)                       --           --               --           --              --
Dennis Klimmek..........             --   (2)                       --           --               --           --              --
Anne Hoffman............             --   (2)                       --           --               --           --              --


-----------

(1) Represents stock options granted pursuant to the Director Plan, which options vest and become exercisable six months from the date of grant.

(2)   No stock options were granted pursuant to The Employee Plan in 1999.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates for appreciation only, based on SEC rules, and do not represent the Company's estimate or projection of the price of the Company's stock in the future. Actual gains, if any, on stock option exercises depend upon the actual future performance of the Common Stock and the continued employment of the option holders throughout the vesting period. Accordingly, the potential realizable values set forth in this table may not be achieved.

Aggregate Option Exercises in 1999 and Values at Year-End 1999

      The following table sets forth information regarding the number of shares acquired and value realized for options exercised by the Named Executive Officers during the year ended December 31, 1999 and the number and aggregate dollar value of unexercised options held at the end of 1999.

                       Aggregated Option/SAR Exercises in
                 Last Fiscal Year and Year-End Option/SAR Values

                                                                              Number of                   Value of Unexercised
                                                                        Securities Underlying               in-the-Money Options
                                                                         Unexercised Options                    at Year-End
                                                                         at Fiscal Year-End                       ($)(1)
                                                                   ---------------------------------  ------------------------------
                                Shares Acquired    Value Realized
Name                              on Exercise #          ($)          Exercisable     Unexercisable     Exercisable    Unexercisable
----                            ----------------   ---------------    -----------     -------------     -----------    -------------
Peter B. Bedford..............          30,000            118,139         140,000           125,000          810,469         213,281
James R. Moore................           2,500              9,375          43,750            83,750          170,625         213,281
Hanh Kihara...................           5,000             19,375          29,000            28,750          217,547              --
Dennis Klimmek................              --                 --          67,500            42,500               --              --
Anne Hoffman..................              --                 --           6,250            18,750               --              --


----------

(1) For all unexercised in-the-money options, assumes a fair market value at December 31, 1999 of $17 1/16 per share of Common Stock (being the average of the high and low price on that date), which is the last transaction in the Common Stock on the New York Stock Exchange on that date.

Employment Agreement with Peter B. Bedford

      On February 16, 1993, the Company entered into an employment agreement with Mr. Bedford, Chairman and Chief Executive Officer, and amended the agreement on September 18, 1995. Pursuant to the amended employment agreement, Mr. Bedford has agreed to serve as Chairman and Chief Executive Officer of the Company on a substantially full-time basis until the agreement's expiration on September 18, 2000. After September 18, 2000, the agreement will be automatically renewed for additional one-year terms unless either party gives the other notice of non-renewal. Under the employment agreement, the Company agrees to pay Mr. Bedford a salary of not less than $150,000 per annum, plus automobile and parking allowances. The amended employment agreement provides that the Company will pay Mr. Bedford a severance payment equal to his base salary in the event that his employment is terminated by the Company without cause or Mr. Bedford resigns following a change in control of the Company. The agreement defines a "change of control" as a transaction not approved by a majority of the Board that results in the acquisition by any person of 35% of the voting stock of the Company, other than persons who had such voting control at the time the agreement was originally entered into.

Employment Agreement with Dennis Klimmek

      As of October 1, 1997, Bedford Acquisitions, Inc., a California corporation wholly-owned by Mr. Bedford entered into a one-year employment agreement with Mr. Klimmek pursuant to which Mr. Klimmek additionally agreed to serve as Senior Vice President, and Counsel of the Company. Under the employment agreement, Bedford Acquisition, Inc. agreed to pay Mr. Klimmek a base salary of not less than $150,000 per annum, plus automobile expenses. Under the terms of the agreement, Mr. Klimmek was granted 60,000 stock options and 7,500 restricted shares of the Company on commencement of his employment. Additionally, Mr. Klimmek received an annual incentive bonus, guaranteed to be $100,000 for the first full year of Mr. Klimmek's employment, and $25,000 for 1997. The agreement also provides that Mr. Klimmek is to receive a minimum of 50,000 options and 5,000 shares of restricted stock for each of the next two years of employment. The agreement provides that if, at any time during the first three years of Mr. Klimmek's employment, a "change of control" (as that term is defined in the Restricted Stock Agreement) occurs in the Company or Mr. Klimmek is terminated without cause, Mr. Klimmek will be granted (i) a severance payment equal to one year's salary and bonus and (ii) the immediate grant and vesting of all restricted stock and stock options previously granted to Mr. Klimmek.

Employment Agreement with Anne Hoffman

      Effective March 1, 2000, Bedford Acquisition, Inc. entered into a two-year employment agreement with Ms. Hoffman pursuant to which Ms. Hoffman agreed to continue her employment as Senior Vice President, Development. Under the employment agreement, Bedford Acquisition, Inc. agreed to pay Ms. Hoffman a base salary of $150,000 per annum, a bonus of $150,000 per annum, and automobile expenses for the term of the agreement. The agreement provides that if Ms. Hoffman is terminated without cause at any time prior to the end of the term of the agreement she would receive $600,000 less the total amount of salary and bonuses paid to her from March 1, 2000 through the date of termination.

Retention Agreements

      The Company has entered into retention agreements ("Retention Agreements") with Mr. Moore, Ms. Kihara and Mr. Bedford providing for certain cash payments in the event of an executive's termination of employment following a change in control of the Company. For purposes of the Retention Agreements, a "change in control" is defined as (i) the acquisition by any person of 30% or more of the combined voting power of the Company (with certain exceptions), (ii) a change in 50% of the membership of the Board during any consecutive 2-year period, where new members of the Board were not approved by members at the beginning of the period or by other members so approved, (iii) the occurrence of a reorganization, merger, consolidation or other transaction after which the stockholders of the Company immediately prior to the transaction do not, immediately following the transaction, own more than 50% of the combined voting power of the Company and (iv) a sale, liquidation or distribution of all or substantially all of the assets of the Company. Mr. Bedford may elect to receive termination payment under his Retention Agreement or his Employment Agreement but not both.

      In the event of an Involuntary Termination (as defined in the Retention Agreements) of a participating executive within two years following a change in control, such executive will be entitled to receive a cash payment equal to the sum of the executive's salary plus 3-year average bonus. Any severance payable under an executive's retention agreement will be reduced by any amount of severance payable to such executive under any other plan, arrangement or agreement under which the executive is entitled to receive cash severance payments. In addition, the participating executive will be entitled to receive a pro rata bonus for the year in which the Involuntary Termination occurs.

Board Compensation Committee Report on Executive Compensation

Overview

      During 1999 the members of the Compensation Committee were Messrs. Zankel, Ballard and Frank. The Compensation Committee is responsible for the general compensation policies of the Company, and in particular is responsible for setting and administering the policies that govern executive compensation. The Compensation Committee evaluates the performance of management and determines the compensation levels for all executive officers.

      The primary objectives of the Company's compensation policies and programs are (i) to attract and retain key executives, (ii) to reward performance by these executives which benefits the Stockholders and (iii) to align the financial interests of the Company's executive officers directly with those of the Stockholders. The primary elements of executive officer compensation are base salary, annual cash bonus, and stock option and restricted stock awards. The salary is based on factors such as related experience, level of responsibility, and comparison to similar positions in comparable companies. The annual cash bonuses are based on the Company's performance measured against attainment of financial and other objectives, and on individual performance. Stock option and restricted stock awards are intended to align the executive officer's interest with those of the Stockholders, and are determined based on the executive officer's level of responsibility, number of options or shares previously granted, and contributions toward achieving the goals and objectives of the Company. Additional information on each of these compensation elements follows.

Salaries

      Base salaries for the executive officers are adjusted annually, following a review by the Chairman and Chief Executive Officer (the "CEO") of the Company. In completing the review, performance of the individual with respect to specific objectives is evaluated, as are increases in responsibility and salaries for similar positions. Comparisons are made to the total compensation packages of other publicly traded real estate investment trusts of similar size, with a comparable number of properties and employees. These comparisons are completed through a review of various public filings as well as through a review of the results of the REIT Executive Compensation Survey sponsored by the National Association of Real Estate Investment Trusts (NAREIT) and other industry compensation surveys. When all reviews are completed, the CEO makes a recommendation to the Compensation Committee for its review and final approval.

      With respect to the CEO, the Compensation Committee considers a number of factors in setting his compensation, the most important of which are the level of compensation paid to chief executive officers of other real estate investment trusts, the success of the Company's recent acquisitions of new properties, and his importance to the Company's efforts to raise capital in the public markets. The current base salary for Mr. Bedford, the Company's CEO, is less than the average for chief executive officers of similar real estate investment trusts. However, his total compensation is deemed appropriate in view of the restricted stock and the stock options he holds.

Annual Bonuses

      Annual bonuses are awarded on a discretionary basis and reflect both Company and individual performance. The Compensation Committee considers numerous qualitative and quantitative factors in determining these bonus awards, including the amount of equity capital raised, the success of the Company's acquisition and sale programs, and the growth in the Company's funds from operations, after adjustment for lease commissions, tenant improvements and other capital expenditures.

Stock Option Awards

      Stock options are an integral part of each executive officer's compensation and are utilized by the Company to provide an incentive to the officer, and to align the interests of the executive with those of the Stockholders by providing him with a financial interest in the Company. Options granted by the Compensation Committee under the Company's Employee Stock Option Plan are made at fair market value on the date of the grant, vest over various time periods of up to five years and expire after ten years. In making grants, the Compensation Committee takes into account the executive officer's contributions to the Company, scope of responsibilities, salary and the number of options previously granted. No options were granted to employees in 1999.

Restricted Stock Awards

      A share of restricted stock entitles a participant to receive a share of common stock at a specified vesting date, subject to vesting criteria, and, in the discretion of the Compensation Committee performance criteria. All restricted stock granted prior to 1999, except for the restricted stock granted to Mr. Klimmek under the terms of his employment agreement, will fully vest five
(5) years from the date granted. In the case of restricted stock granted to Mr. Klimmek, 20% of the restricted stock vests annually from the date granted. The restricted stock granted in 1999 vests at the rate of 13% per year on each anniversary of the grant. On the fifth anniversary of the grant, the remaining 48% of the stock will vest. Much like stock options, restricted stock awards are utilized by the Company to provide an incentive to the employee, and to align the interests of the employee with those of the Stockholders by providing the employee with a financial interest in the Company. During 1999, the Company granted 227,289 shares of restricted stock. These grants included restricted stock granted to employees other than executive officers who were given an election to exchange options for restricted stock based on the equivalent value of each using a Black-Scholes valuation.

Section 162(m)

      The Company intends that compensation paid to its executive officers will be deductible under Section 162(m) of the Internal Revenue Code.

                             COMPENSATION COMMITTEE
                             Anthony Downs (Chairman)
                             Claude M. Ballard
                             Anthony M. Frank

Compliance with Section 16(a) of the Securities Exchange Act of 1934

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and any person who owns more than ten percent (10%) of a registered class of the Company's equity securities, to file reports of securities ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC"). Such officers, directors and greater than ten percent (10%) stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file.

      Based solely on its review of copies of such reports furnished to the Company, the absence of a Form 3 or Form 5 or written representations that no Form 5 was required, the Company believes that all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent (10%) stockholders during the fiscal year ended December 31, 1999 were satisfied.

Stock Price Performance Graph

      The following line graph illustrates a five-year comparison of the cumulative total stockholder return on the Common Stock against the cumulative total return of the Standard & Poor's 500 Composite Stock Index and the SNL Securities Corporate Performance Index Value of all publicly-traded real estate investment trusts ("REITs") holding greater than a 75% equity interest in their REIT-qualifying assets. The graph assumes that $100 was invested on December 31, 1994 in the Common Stock and the indices, and that all dividends were reinvested throughout the period.

      [THIS WAS ORIGINALLY DEPICTED AS A CHART IN THE ORIGINAL MATERIALS]

                 Five Year Cumulative Total Stockholder Return

                                                                             Year Ending
                                            ------------------------------------------------------------------------------
Index                                           12/31/94     12/31/95     12/31/96     12/31/97     12/31/98     12/31/99
--------------------------------------------------------------------------------------------------------------------------
Bedford Property Investors, Inc.                  100.00       138.58       184.87       244.17       202.62       224.73
S&P 500                                           100.00       137.58       169.03       225.44       289.79       350.78
SNL All Equity REITs                              100.00       115.08       156.45       188.36       155.84       147.38

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information as of March 15, 2000, with respect to directors, certain employees of the Company and each person who is known by the Company to own beneficially more than 5% of the shares of its Common Stock, and with respect to shares of Common Stock owned beneficially by all directors and officers of the Company as a group.


Name and Address                                                                               Number of Shares    Percent of Class
----------------                                                                              Beneficially Owned   ----------------
                                                                                              ------------------
Bed Preferred No. 1 Limited Partnership(1).............................................             3,449,667   (1)         17.08%
Peter B. Bedford.......................................................................             1,217,142   (2)          6.31%
Capital Growth Management..............................................................             1,086,600                5.38%
ICM Asset Management                                                                                1,076,267                5.33%
Heitman/PRA Securities Advisors, Inc...................................................             1,012,208                5.01%
Anthony Downs..........................................................................                76,410   (3)         **
Anthony M. Frank.......................................................................                79,534   (3)         **
Claude M. Ballard......................................................................                70,239   (4)         **
Martin I. Zankel.......................................................................                94,605   (5)         **
Thomas H. Nolan, Jr....................................................................                65,000   (6)         **
James R. Moore.........................................................................               138,755   (7)         **
Hanh Kihara............................................................................                57,596   (8)         **
Dennis Klimmek.........................................................................                55,761   (9)         **
Anne Hoffman...........................................................................                39,300  (10)         **
All directors and officers as a group (17 persons).....................................             2,083,307  (11)         10.31%


----------

**    Less than 1%.

(1) A Delaware limited partnership beneficially owned by an investment fund managed by AEW Capital Management. The shares held by this partnership were acquired on October 14, 1997 upon the partnerships' conversion of all of the shares of the Company's Series A Convertible Preferred Stock, then outstanding, into shares of Common Stock.

(2) Includes 140,000 shares owned by Mr. Bedford's children (as to which Mr. Bedford has sole voting power and may be deemed to be the beneficial owner), 8,400 shares owned by Mr. Bedford's wife (as to which Mr. Bedford has shared voting power and may be deemed to be beneficial owner), 50,000 shares owned by the Grindstone Trust a revocable trust in which Mr. Bedford has a beneficial interest, 1,490 shares held in trust for Mr. Bedford's grandchildren, and 108,750 shares of Common Stock subject to options which are currently exercisable or will become exercisable within 60 days of March 15, 2000.

(3) Includes 45,000 shares subject to options which are currently exercisable or will become exercisable within 60 days of March 15, 2000.

(4) Includes 45,000 shares subject to options which are currently exercisable or will become exercisable within 60 days of March 15, 2000 and 616 shares held in trust for Mr. Ballard's children.

(5) Includes 8,991 partnership units convertible into 8,991 shares of Common Stock and 45,000 shares subject to options which are currently exercisable or will become exercisable within 60 days of March 15, 2000.

(6) Includes 65,000 shares subject to options which are currently exercisable or will become exercisable within 60 days of March 15, 2000.

(7) Includes 68,750 shares subject to options which are currently exercisable or will become exercisable within 60 days of March 15, 2000.

(8) Includes 19,000 shares subject to options which are currently exercisable or will become exercisable within 60 days of March 15, 2000.

(9) Includes 12,500 shares subject to options which are currently exercisable or will become exercisable within 60 days of March 15, 2000.

(10) Includes 12,500 shares subject to options which are currently exercisable or will become exercisable within 60 days of March 15, 2000.

(11) Includes 8,991 partnership units convertible into 8,991 shares of Common Stock and 514,000 shares subject to options which are currently exercisable or will become exercisable within 60 days of March 15, 2000.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Funding of Acquisition, Disposition and Development Costs

      Due to the Company's limited financial resources, its activities relating to the acquisition of new properties, sales of Company owned real estate and development of real property are currently performed by Bedford Acquisitions, Inc., ("Bedford Acquisitions"), a corporation wholly owned by Peter B. Bedford, the Company's Chairman and Chief Executive Officer, pursuant to a written contract dated January 1, 1995. The contract provides that Bedford Acquisitions is obligated to provide services to the Company with respect to the Company's acquisition, disposition, development and financing activities, and that Bedford Acquisitions is responsible for the payment of its expenses incurred in connection therewith. Such expenses include certain costs incurred by the Company on behalf of Bedford Acquisitions, including the cost of officers and directors insurance coverage under the Company's insurance policy. Bedford Acquisitions also paid one-third of Mr. Bedford's bonus ($50,000), one-half of Mr. Moore's bonus ($50,000), and all compensation paid to Mr. Silla, Mr. Klimmek and Ms. Hoffman in 1999. Bedford Acquisitions must submit to the Company a direct cost estimate for the Company's approval relating to each acquisition, disposition or development, setting forth the estimated timing and amount of all projected Bedford Acquisitions costs relating to the acquisition or financing. Pursuant to the contract, Mr. Bedford is obligated to make the payments of Bedford Acquisitions' expenses described above if Bedford Acquisitions fails to make any such payments in a timely fashion, provided that Mr. Bedford is not obligated to pay any such amounts exceeding $1 million or following a termination of Bedford Acquisitions' obligations based on the expiration or termination of the term of the contract. The contract provides that Bedford Acquisitions is to be paid a fee in an amount equal to the lesser of (i) (w) 1 1/2% of the purchase price of property acquisitions, plus (x) 1 1/2% of the sale price of dispositions, plus (y) 1 1/2% of the amount of any loans (less third-party commissions) plus (z) 5% of the total costs paid on each development project, or (ii) an amount equal to (a) the aggregate amount of approved expenses funded by Bedford Acquisitions through the time of such acquisition or financing minus (b) the aggregate amount of fees previously paid to Bedford Acquisitions pursuant to such arrangement. In no event will the aggregate amount of fees paid to Bedford Acquisitions exceed the aggregate amount of costs funded by Bedford Acquisitions. The agreement with Bedford Acquisitions will expire on January 1, 2001.

      For the year ended December 31, 1999, the Company had paid Bedford Acquisitions an aggregate of approximately $2,783,320 for acquisition, disposition and development activities performed pursuant to the foregoing arrangements which was approximately $640,128 less than the sum of 1.5% of the aggregate purchase price of acquired or sold properties plus 5% of development costs. The Company believes that since the fees charged under the foregoing arrangements (i) have been and continue to be comparable to those charged by other sponsors of real estate investment entities or other third-party service providers and (ii) have been and continue to be charged only for services on acquired or sold properties or developed properties, such fees were and continue to be properly includable in direct acquisition costs and capitalized as part of the asset or financing activities. If the Company were to discontinue this arrangement, its acquisition, disposition and development activities would have to be paid by the Company, as incurred, out of cash from operations or borrowings and certain of such costs would be reflected as operating expenses in its statement of operations rather than being capitalized. For example, without the above-described arrangement with Bedford Acquisitions, the Company may have incurred substantial operating expenses relating to acquisition, disposition and development activities; if the Company had employed the same personnel and incurred the same expenses as Bedford Acquisitions, net income and Funds from Operations for the year ended December 31, 1999 each would have been reduced by approximately $1,938,563 (or $0.09 per common share assuming dilution) compared to the corresponding amounts actually reported for that period. The Company intends to discontinue this fee arrangement if and when its operating results permit it to sustain acquisition, disposition and development activities internally. However, the termination of this arrangement prior to that time would likely require the Company to decrease its acquisition, disposition and development efforts, which could have a material adverse effect on the Company's ability to grow.

Other Transactions

      Martin I. Zankel, a member of the Board of Directors of the Company, and his associates provide legal services to the Company for which his firm was paid, in the aggregate, $7,876 in 1999.

Indebtedness of Management

      In September 1995, the Company established a Management Stock Acquisition program. Under the program, options exercised by key members of management within thirty days of the grant date may be exercised and paid for either in cash or with a note payable to the Company. Each note is due five years after the date of its issuance or within ninety days from termination of employment, with interest payable quarterly. Mr. Bedford and Mr. Moore, both of whom are executive officers of the Company, have exercised options for 25,000 and 27,500 shares of Common Stock, respectively, in exchange for notes of $325,000 and $357,500, respectively, each payable to the Company. The notes bear interest at 7.5% per annum. As of February 28, 2000, $206,257 and $268,080, in principal amount were outstanding under the notes owed by Mr. Bedford and Mr. Moore, respectively.

                                OTHER INFORMATION

      A copy of the Company's Annual Report or Form 10-K for the fiscal year ended December 31, 1999, may be obtained, without charge, by writing to Dennis Klimmek, General Counsel, Bedford Property Investors, Inc., 270 Lafayette Circle, Lafayette, CA 94549.

                                  OTHER MATTERS

      The Board of Directors knows of no matter to be presented at the Annual Meeting other than those set forth in the Notice of Meeting and described in this Proxy Statement. If, however, any other business should properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in their discretion.

                              STOCKHOLDER PROPOSALS

      Proposals of Stockholders intended to be presented at the annual meeting of Stockholders to be held in 2001 must be received by the Company at its principal executive offices no later than March 10, 2001 for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. Such proposals must meet the requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

                                        By Order of the Board of Directors,

                                        /s/ Dennis Klimmek
                                        ------------------
                                        Dennis Klimmek
                                        Secretary

April 10, 2000